EXHIBIT 4.6
AMENDMENT NO. 5 TO RIGHTS AGREEMENT
     THIS AMENDMENT NO. 5 (this “Amendment”), dated as of March 28, 2006 (the “Effective Date”), among The Immune Response Corporation, a Delaware corporation (the “Company”), Computershare Trust Company, Inc. (“Computershare”), and American Stock Transfer & Trust Company (“American Stock”), to the Rights Agreement dated as of February 26, 1992, as amended by Amendment No. 1 dated as of April 17, 1997, Amendment No. 2 dated as of December 20, 2001, Amendment No. 3 dated as of February 20, 2002, and Amendment No. 4 dated as of April 1, 2003, between the Company and Computershare (successor agent to Harris Trust and Savings Bank, which was successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.), as Rights Agent (the “Rights Agreement”).
     A. The Company and Computershare have heretofore entered into the Rights Agreement pursuant to which the Computershare was appointed to serve as the Rights Agent under the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section.
     B. The Company desires to appoint American Stock as successor Rights Agent under the Rights Agreement, effective as of the Effective Date, and as of such date, Computershare will be relieved of its duties as Rights Agent under the Rights Agreement.
     C. In connection with the termination of Computershare as Rights Agent and the appointment of American Stock as successor Rights Agent, the Company, Computershare and American Stock desire to amend the Rights Agreement in certain respects.
     D. The Board of Directors of the Company has approved, and the Company has consummated or intends to consummate, the following transactions: (i) the issuance to Qubit Holdings, LLC (“Qubit”) on February 9, 2006 of a $250,000 8% senior secured convertible promissory note and 37,500,000 common stock warrants (the “Qubit Transaction”), (ii) the issuance to Cheshire Associates LLC (“Cheshire”) on February 9, 2006 of 53,425,204 shares of Common Stock, which shares were issued upon conversion of $1,068,504.08 of principal and accrued interest due under a convertible promissory note then due in May 2007, and the reduction of the conversion price for the remaining principal and interest under such note to $0.02 per share in exchange for a change in the maturity date of such note to January 1, 2009 (the “Cheshire Transaction”), (iii) the offering and sale of 80 Units to certain accredited investors, completed in February and March 2006, with each full Unit comprising a $100,000 8% senior secured convertible promissory note and a warrant to purchase 15,000,000 shares of common stock (the “2006 Private Placement”), (iv) the issuance of a Secured Convertible Debenture and Warrant to Cornell Capital Partners LP (“Cornell”) under that certain Securities Purchase Agreement, dated August 4, 2005, between the Company and Cornell (the “Cornell Transaction”), (v) the issuance to Spencer Trask Ventures, Inc. or its designees (together, “Spencer Trask”) of common stock warrants pursuant to that certain Placement Agency Agreement, dated February 9, 2006, as supplemented, relating to the 2006 Private Placement (the “Placement Agent Transaction”), and (vi) the issuance to Spencer Trask Intellectual Capital Company LLC (“STIC”) of common stock warrants pursuant to that certain Limited Recourse Interest Inducement Agreement, dated February 9, 2006, as amended (the “STIC Transaction”).
     E. The Company now desires to amend the Rights Agreement such that, with respect to the consummation of the Qubit Transaction, Cheshire Transaction, 2006 Private Placement, the Cornell Transaction, the Placement Agent Transaction and the STIC Transaction, and each of the transactions contemplated thereby (collectively, the “Exempt Transactions”), none of Qubit, Cheshire, Cornell, Spencer Trask, STIC, nor any investor participating in the 2006 Private Placement, nor any of their Affiliates, (each, an “Exempt Person”) is or will become an “Acquiring Person” and that no “Stock Acquisition Date” or “Distribution Date” (as such terms are defined in the Rights Agreement) will occur, in each case as a result of the Common Stock of which each such Exempt Person may be deemed to be the Beneficial Owner due to the Exempt Transactions (per se or in conjunction with any future increase in the authorized number of shares of Common Stock of the Company).
     F. The Board of Directors of the Company has approved, and the Company has consummated, from time to time, several agreements and transactions with Kevin B. Kimberlin, an individual, and his Affiliates. The Company now desires to amend the Rights Agreement such that, with respect to all agreements and transactions before March 28, 2006 with Kevin B. Kimberlin and/or his Affiliates, including any exercise or conversion by him or them thereafter of derivative securities which had been issued before March 28, 2006 (collectively, the “Kimberlin Exempt Transactions” and, together with the Exempt Transactions, the “Total Exempt Transactions”), none of Kevin B. Kimberlin or his Affiliates (each, a “Kimberlin Exempt Person” and, together with the Exempt Persons, the “Total Exempt Persons”) is or will become an “Acquiring Person” and that no “Stock Acquisition Date” or “Distribution Date” (as such terms are defined in the Rights Agreement) will occur, in each case as a result of the Common Stock of which each such Kimberlin Exempt Person may be deemed to be the Beneficial Owner due to the Kimberlin Exempt Transactions (per se or in conjunction with any future increase in the authorized number of shares of Common Stock of the Company).
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:
     1. Termination of Rights Agent. Computershare is hereby terminated as Rights Agent under the Rights Agreement, effective as of the Effective Date.
     2. Appointment of the Successor Rights Agent. The Company hereby appoints American Stock as successor Rights Agent under the Rights Agreement, effective as of the Effective Date, and American Stock hereby accepts such appointment.
     3. Amendment of Rights Agreement as to Successor Rights Agent. Effective as of immediately before the date of appointment of American Stock as successor Rights Agent, the Rights Agreement shall be amended as follows:

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     (a) Section 22 of the Rights Agreement is hereby amended by changing the $50,000,000 figure therein to “25,000,000”.
     (b) Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent therein and substituting in lieu thereof the following:
“American Stock Transfer & Trust Company
59 Maiden Lane, Plaza Level
New York, NY 10038”
     (c) All references in the Rights Agreement to “Computershare Trust Company, Inc.”, “Harris Trust and Savings Bank,” “ChaseMellon Shareholder Services, L.L.C.,” “Mellon Investor Services” or to “First Interstate Bank, Ltd.” as Rights Agent shall for all purposes be deemed to refer to “American Stock Transfer & Trust Company.”
     4. Definition of Acquiring Person. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement, as amended, is hereby further amended in its sub-section (ii) to read as follows:
     “(ii) the term Acquiring Person shall not mean (A) the Company, (B) any subsidiary of the Company (as such term is hereinafter defined), (C) any employee benefit plan of the Company or any of its subsidiaries, (D) any entity holding securities of the Company organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan or (E) any Total Exempt Person, or any Affiliate of any Total Exempt Person, who may otherwise become an Acquiring Person as a result of any of the Total Exempt Transactions; and”
     5. Exclusion of Total Exempt Transaction Securities. The following new clause (iv) shall be added to Section 1(a) of the Rights Agreement, as amended:
“; and (iv) notwithstanding the foregoing, in no event shall any Common Stock held by any Beneficial Owner who is a Total Exempt Person or an Affiliate of a Total Exempt Person be deemed to include shares of Common Stock that were acquired, or that may be acquired, as a result of or in connection with any Total Exempt Transaction.”
     6. Amendment of Distribution Date. The last clause of the first sentence of Section 3(a) of the Rights Agreement, as amended, is hereby further amended to read as follows:
“; provided, however, that in no event shall a Distribution Date be deemed to occur as a result of any of the Total Exempt Transactions.”
     7. No Stock Acquisition Date. No “Stock Acquisition Date” shall be deemed to occur under the Rights Agreement as a result of any of the Total Exempt Transactions.

     8. Effect of Amendments. All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively.
     9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.
     10. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:		THE IMMUNE RESPONSE CORPORATION

By:	/s/ Karen Mollo	By:	/s/ Michael Green

Title:	Executive Assistant	Title:	COO and CFO

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Illegible	By:	/s/ Herbert T. Lemmer

Title:	Vice President	Title:	Vice President

Attest:		COMPUTERSHARE TRUST COMPANY, INC.

By:	/s/ John M. Wahl	By:	/s/ Kettie Gwinn

Title:	Corporate Trust Officer	Title:	Vice President

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